Exhibit 10.1
Dated this _____________ __, 2026
B E T W E E N:
GATES INDUSTRIAL CORPORATION LTD.
and
[DIRECTOR/OFFICER NAME]

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT
THIS AGREEMENT is made the ___ day of ___________ 202_
BETWEEN:
GATES INDUSTRIAL CORPORATION LTD., an exempted company limited by shares incorporated under the laws of Bermuda with its registered office located at Park Place, 55 Par la Ville Road, Third Floor, Hamilton, HM 11, Bermuda (the “Company”); and
[NAME] of c/o Gates Industrial Corporation Ltd., 1144 15th Street, Denver, Colorado 80202 (the “Indemnitee”).
WHEREAS, the Indemnitee is [an officer / a director] of the Company; and
WHEREAS, the Company has agreed, subject to the terms of this Agreement, and in consideration for the Indemnitee’s service as [an officer / a director] of the Company, to provide indemnification and the advancement of expenses to the Indemnitee in respect of certain personal liabilities arising from the Indemnitee’s Corporate Status (as defined below).
IT IS HEREBY AGREED as follows:
1.INTERPRETATION
1.1.In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Agreement”	means this Indemnification Agreement, as it may be amended or modified in accordance with the terms hereof;
“Agreement Proceedings”	means any dispute, suit, action, arbitration or proceeding that may arise out of or in connection with this Agreement;
“Board”	means the board of directors of the Company or any committee thereof;
“Business Day” “Bye-laws”	means any day other than a Saturday, Sunday or public holiday in the State of New York; means the bye-laws of the Company, as adopted, amended or amended and restated from time to time;

“Change in Control”
means, the earliest occurrence after the date of this Agreement, of any of the following events:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a body corporate owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the voting power represented by the Company’s then outstanding Voting Securities;
(ii)    any person that has the right to, and does, appoint or remove, at one or more meetings of the Company’s shareholders, directors on the Board holding a majority of the voting rights at meetings of the Board on all or substantially all matters;
(iii)    there occurs any acquisition or arrangement involving the Company which would result in the shareholders holding or controlling Voting Securities of the Company outstanding immediately prior thereto ceasing to hold or control more than 50% of the total voting power represented by the Voting Securities of the Company outstanding immediately after the completion of such acquisition or arrangement, or the shareholders of the Company approve a member’s voluntary liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company’s assets; or
(iv)    there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

“Companies Act”	means the Companies Act 1981, as amended;
“Corporate Status”
means the status of a person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, Resident Representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and regardless of whether there is found to be any potential defect in their appointment or election and such person is thereby acting under the reasonable belief that the director or officer was properly appointed or elected (and a reference to “Corporate Status” in this Agreement shall be construed consistently with the definition of “indemnitee” in bye-law 116 of the Bye-laws in effect on the date hereof);

“Court”	means the Supreme Court of Bermuda;
“Disinterested Director”	means a director of the Company who is not or was not a party to a Proceeding in respect of which indemnification is sought by the Indemnitee;
“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended;
“Indemnifiable Event”
means any event or occurrence arising out of or in connection with the Indemnitee’s Corporate Status, or by reason of anything done or not done by Indemnitee in any such capacity and, furthermore, Indemnifiable Events include all such events that take place either before or after the execution of this Agreement;

“Independent Counsel”
means a (i) law firm or member(s) of a law firm; or (ii) King’s Counsel, in either case selected in accordance with the terms of this Agreement that neither is presently nor in the past three years has been retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the rights of Indemnitee under this Agreement or of other directors or officers under similar indemnification agreements); or (ii) any other party to a Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement;

“Parties”	means the parties to this Agreement collectively, and “Party” means any one of them;
“Prior Agreement”	means that certain Deed of Indemnity, by and between Gates Industrial Corporation plc and Indemnitee, dated as of [●], as amended.
“Proceeding” “Resident Representative”
means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative and whether formal or informal;
shall have the same definition as “Resident Representative” in the Bye-laws in effect on the date hereof; and

“Voting Securities”
means shares of any series or class of common shares or preferred shares of the Company in each case entitled to vote generally upon all matters that may be submitted to a vote of shareholders of the Company at any annual or special meeting thereof.

1.2.In this Agreement unless the context otherwise requires:
(a)references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification) and regulations and other statutory instruments issued thereunder;
(b)references to Sections and schedules are references to Sections hereof and schedules hereto; references to sub-sections are, unless otherwise stated, references to sub-sections of the clause of the schedule in which the reference appears;
(c)references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated; and
(e)in the instance where there is an inconsistency between any of the provisions of this Agreement and the provisions of the Bye-laws, the provisions of the Bye-laws shall prevail.
2.AGREEMENT TO SERVE
In consideration of the indemnification provided hereby, the Indemnitee has agreed to serve as a director or officer (as applicable) of the Company or otherwise has a Corporate Status entitling the Indemnitee to indemnification hereunder; provided, however, that this Agreement does not create or otherwise establish any right on the part of the Indemnitee to be and continue to be elected or appointed a director or officer of the Company or maintain Corporate Status and does not create an employment contract between the Company and the Indemnitee.
3.INDEMNITY
3.1.Subject to Section 10, the Company will, to the fullest extent permitted by applicable law, indemnify the Indemnitee with respect to any Indemnifiable Event if the Indemnitee is a party or is threatened to be made a party to any threatened or pending Proceeding, including a Proceeding brought by or in the right of the Company, by reason of (or arising in part out of) Indemnitee’s Corporate Status or by reason of anything done or not done by the Indemnitee in any capacity giving rise to their Corporate Status. Notwithstanding any other provision of this Agreement, other than Section 10, the Indemnitee shall, to the fullest extent permitted by applicable law, be indemnified against all expenses (including attorneys’ fees and disbursements), liabilities, losses, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with any Proceeding (including, but not limited to, the investigation, defense, settlement or appeal thereof). For the avoidance of doubt, such indemnification shall apply to any such Proceeding where judgment is given in Indemnitee’s favor, those in which Indemnitee is acquitted, or in respect of those in which relief is granted to Indemnitee by the Court under section 281 of the Companies Act. Payment for indemnification under this Section 3 shall, unless otherwise stated herein, be made as soon as practicable, but in no event later than 60 calendar days after written demand is presented to the Company by Indemnitee in a manner reasonably satisfactory to the Company.
3.2.Subject to Section 10, the Company shall indemnify the Indemnitee for such portion of the expenses (including attorneys’ fees and disbursements), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that the Indemnitee becomes legally obligated to pay in connection with any Proceeding referred to in Section 3.1 in respect of which the Indemnitee is entitled to indemnification hereunder; provided, however, that, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Proceedings relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, the Indemnitee shall, subject to Section 10, be indemnified against all expenses actually and reasonably incurred in connection therewith.
3.3.Without limiting the scope of the indemnity provided under any other provision of this Agreement, if the Indemnitee has reason to apprehend that any claim will or might be made against such Indemnitee in respect of any negligence, default, breach of duty or breach of trust, Indemnitee may apply to the Court for relief pursuant to section 281 of the Companies Act and, to the extent that the Court relieves such Indemnitee, either wholly or partly, from such Indemnitee’s liability in accordance with section 281 of the Companies Act, the Indemnitee shall be indemnified against any liability incurred by such Indemnitee in defending any Proceedings in accordance with paragraph 98(2)(b) of the Companies Act.
3.4.In accordance with Section 8, the rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under or pursuant to the Bye-laws or under applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under or pursuant to the Bye-laws or this Agreement, it is the intent of the Parties that Indemnitee shall enjoy by this Agreement, the greater benefits so afforded by such change without a formal amendment hereto.
4.INDEMNIFICATION FOR EXPENSE AS A WITNESS
Subject to Section 10, to the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a witness in any Proceeding, the Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith, including in any investigation related thereto (including attorneys’ fees and disbursements).
5.DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION
5.1.The Indemnitee shall request indemnification pursuant to this Agreement by notice in writing to the [chief legal officer or equivalent position (“CLO”)][head of human resources or equivalent position (“HR Head”)] of the Company (the “Indemnity Notice”). The [CLO][HR Head] shall, promptly upon receipt of the Indemnity Notice, advise the Board in writing that the Indemnitee has made such request for indemnification. Upon making such request for indemnification, the Indemnitee shall be presumed by the person or persons or entity making such determination in accordance with Section 5.2 to be entitled to indemnification hereunder, and the Company shall have the burden of proof in the making of any determination contrary to such presumption.
5.2.Upon written request by the Indemnitee for indemnification pursuant to the terms and conditions of this Agreement, the entitlement of the Indemnitee to such indemnification shall be determined by the following person or persons who shall be empowered to make such determination:
(a)the Board, by a majority vote of the Disinterested Directors;
(b)a committee of Disinterested Directors, by a majority vote of the Disinterested Directors; or
(c)in the event that (i) a meeting of the Board or a committee of Disinterested Directors as contemplated by clauses (a) and (b) of this Section 5.2, respectively, cannot be duly constituted due to there being insufficient Disinterested Directors to form a quorum in accordance with the Bye-laws or the committee’s rules, respectively, (ii) there are no Disinterested Directors or (iii) a Change in Control shall have occurred, then by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, and, if it is so determined that Indemnitee is entitled to indemnification pursuant to this Agreement, payment to Indemnitee shall be made in accordance with the timing set out in Section 3.1.
5.3.For purposes of Section 5.2, Independent Counsel shall be selected by the Board and reasonably approved by the Indemnitee; provided, that following a Change in Control, Independent Counsel will be selected by the Indemnitee and reasonably approved by the Disinterested Directors (or, if there are no Disinterested Directors, by the Board). Upon any failure of Independent Counsel to be selected and approved as aforesaid within ten calendar days of the date of receipt of the Indemnity Notice, such Independent Counsel shall be selected by a single arbitrator pursuant to the rules of the American Arbitration Association. Such determination of entitlement to indemnification shall be made not later than 30 calendar days after receipt by the Company of the Indemnity Notice. Such request shall include documentation or information which is necessary for such determination, and which is reasonably available to the Indemnitee. Any expenses (including attorneys’ fees) incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification hereunder shall be borne by the Company irrespective of the outcome of the determination of the Indemnitee’s entitlement to indemnification. If the person or persons making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such persons may reasonably prorate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.
6.ADVANCEMENT OF EXPENSES
6.1.Subject to Section 6.2, all expenses actually and reasonably incurred by the Indemnitee (including attorneys’ fees, retainers and advances of disbursements required of the Indemnitee) shall be paid by the Company in advance of the final disposition of any Proceeding at the request of the Indemnitee, after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, provided that: (1) the advancement of expenses has been duly authorized by the Board in accordance with Section 6.2; and (2) the Indemnitee has delivered to the Company an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that any allegation of fraud or dishonesty is proved against the Indemnitee (such undertaking being consistent with bye-law 116 of the Bye-laws in effect on the date hereof). The Indemnitee’s entitlement to such expenses shall include those incurred in connection with any Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements from the Indemnitee to the Company shall reasonably evidence the expenses incurred by the Indemnitee in connection therewith. The Company shall have the burden of proof in any determination under this Section 6. No amounts advanced hereunder shall be deemed an extension of credit by the Company to the Indemnitee.
6.2.In accordance with bye-law 116 of the Bye-laws in effect on the date hereof, the advancement of expenses contemplated by Section 6.1 of this Agreement shall not be paid unless the advancement was duly authorized upon a determination that the indemnification of the Indemnitee was appropriate because the Indemnitee had met the standard of conduct which would entitle the Indemnitee to indemnification. Such determination must be made by a majority vote of the Board at a meeting duly constituted at which a quorum is present in accordance with bye-law 124 of the Bye-laws in effect on the date hereof, or, in the case such meeting cannot be constituted due to lack of a disinterested quorum, by Independent Counsel selected by the Board and reasonably approved by the Indemnitee. The Company shall pay advancement of expenses as soon as practicable following such authorization and in any event within 30 calendar days of such authorization.
7.REMEDIES OF INDEMNITEE IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES
7.1.In the event that: (a) a determination is made that the Indemnitee is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 5; or (c) expenses are not advanced pursuant to Section 6, the Indemnitee shall be entitled to apply to the Court or any other court of competent jurisdiction for a determination of the Indemnitee’s entitlement to such indemnification or advance.
7.2.In the alternative to Section 7.1, the Indemnitee, at the Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim.
7.3.A judicial proceeding or arbitration pursuant to this Section 7 shall be made de novo and the Indemnitee shall not be prejudiced by reason of a determination otherwise made hereunder (if so made) that the Indemnitee is not entitled to indemnification. Subject to Section 10, if a determination is made pursuant to the terms of Section 5 that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and is precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all or such portion as the court or arbitrator determines of the reasonable expenses (including attorneys’ fees and disbursements) actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).
7.4.Notwithstanding anything herein to the contrary, in any Agreement Proceeding brought by the Indemnitee to enforce a right to indemnification hereunder (but not in an Agreement Proceeding brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the Companies Act.
8.OTHER RIGHTS TO INDEMNIFICATION
The indemnification and advancement of expenses (including attorneys’ fees and disbursements) provided by this Agreement shall not be deemed exclusive of any other right to which the Indemnitee may now or in the future be entitled under any provision of the Bye-laws, any agreement, vote of shareholders, the Board or Disinterested Directors, provision of law, or otherwise; provided, however, that: (a) this Agreement supersedes any other agreement that has been entered into by the Company with the Indemnitee which has as its principal purpose the indemnification of the Indemnitee; and (b) where the Company may indemnify the Indemnitee pursuant to either this Agreement or the Bye-laws, the Company may indemnify the Indemnitee under either this Agreement or the Bye-laws but the Indemnitee shall, in no case, be indemnified by the Company in respect of any expense, liability or cost of any type for which payment is or has been actually made to the Indemnitee under any insurance policy, indemnity clause, bye-law or agreement, except in respect of any excess beyond such payment.
9.ATTORNEYS’ FEES AND OTHER EXPENSES TO ENFORCE AGREEMENT
In the event that the Indemnitee is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, the Indemnitee, if the Indemnitee prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against, any expenses actually and reasonably incurred for attorneys’ fees and other disbursements actually and reasonably incurred by the Indemnitee.
10.LIMITATION OF INDEMNIFICATION
10.1.Notwithstanding any other terms of this Agreement, the Company shall not be obligated pursuant to this Agreement:
10.1.(a) to indemnify the Indemnitee against, or exempt the Indemnitee from, any liability in respect of any matter which would render such indemnification void pursuant to the Companies Act or any other applicable law, rule or regulation (including securities laws, rules or regulations) and listing standards (including, for the avoidance of doubt, any liability arising from the Indemnitee’s fraud or dishonesty, consistent with bye-law 116 of the Bye-laws in effect on the date hereof); or (b) to indemnify the Indemnitee on account of any reimbursement owed to the Company by the Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or any duly authorized committee of the Board, including but not limited to, any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act (any such policy, a “Clawback Policy”).
10.2.In furtherance of clause (b) of Section 10.1, the Indemnitee hereby agrees to abide by the terms of any Clawback Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, such Clawback Policy, and hereby understands and agrees that the Indemnitee shall not be entitled to any (x) indemnification for any liability (including any amounts owed by the Indemnitee in a judgment or settlement of any proceeding relating to such Clawback Policy (a “Clawback Proceeding”)) or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of the Indemnitee) incurred by the Indemnitee in connection with any Clawback Proceeding or (y) indemnification or advancement of expenses (including attorneys’ fees and expenses) from the Company and or any subsidiary of the Company incurred by the Indemnitee in connection with any Clawback Proceeding; provided, however, if the Indemnitee is successful on the merits in the defense of any claim asserted against the Indemnitee in a Clawback Proceeding, the Indemnitee shall be indemnified for the expenses (including attorneys’ fees and disbursements) the Indemnitee actually and reasonably incurred to defend such claim
11.LIABILITY INSURANCE
To the extent the Company maintains an insurance policy or policies for directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms.

12.DURATION OF AGREEMENT
This Agreement shall apply to any request or claim for indemnification made hereunder by the Indemnitee, even if the Indemnitee is no longer a director or officer of the Company.
13.NOTICE OF PROCEEDINGS BY INDEMNITEE
13.1.The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder; provided, however, that the failure to so notify the Company will not relieve the Company from any liability it may have to the Indemnitee except to the extent that such failure materially prejudices the Company’s ability to defend such claim. With respect to any such Proceeding as to which the Indemnitee notifies the Company of the commencement thereof:
(a)the Company will be entitled to participate therein at its own expense; and
(b)except as otherwise provided below, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election so to assume the defense thereof, the Company will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided herein. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee and not subject to indemnification hereunder unless: (a) the employment of counsel by the Indemnitee has been authorized by the Company; (b) in the reasonable opinion of counsel to the Indemnitee there is or may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such Proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases, subject to Section 10, the actual and reasonable fees and expenses of such counsel shall be at the expense of the Company. If, however, the Company provides notice to the Indemnitee of the Company’s election not to assume the defense thereof, the Indemnitee shall have the right to employ counsel, which is reasonably acceptable to the Company, in such Proceeding and to control the defense thereof with the actual and reasonable fees and expenses of such counsel to be at the expense of the Company, subject to Section 10.
13.2.Neither the Company nor the Indemnitee shall settle or compromise or consent to entry of judgment with respect to any claim without the prior written consent of the other (which shall not be unreasonably withheld); provided, however, that if the Company has assumed the defense in a Proceeding and has acknowledged that Indemnitee is entitled to indemnity hereunder, the Company may settle or compromise a claim or consent to entry of judgment without the Indemnitee’s consent so long as such settlement, compromise or judgment (x) only involves the payment of money damages, and the Company has acknowledged its obligation to pay such amount in full and (y) includes an unconditional written release of Indemnitee by the claimant.
14.GROSSING UP

14.1.If any deductions or withholdings are required by law, or any payments due from the Company under this Agreement are liable for taxation in the hands of the Indemnitee, the Company shall be liable to pay to the Indemnitee such further sums as shall be required to ensure that the net amount received by the Indemnitee will equal the full amount which would have been received under this Agreement in the absence of any such deductions or withholdings.
14.2.In the event that any amounts are paid to the Indemnitee under Section 14.1 but a tax deduction, credit or relief is or becomes available to the Indemnitee in respect of the relevant payment under this indemnity received by the Indemnitee or any payment made by the Indemnitee to a third party in respect of the relevant expense, liability, loss, judgment, penalty, fine or amount paid in settlement which was not taken into account in calculating the amount payable under Section 14.1, the Indemnitee shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.
15.MISCELLANEOUS
15.1.This Agreement shall become effective on [●], 2026.
15.2.Notwithstanding the expiration or termination of this Agreement howsoever arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.
15.3.If any of the sections, conditions, covenants or restrictions of this Agreement or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such section, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective so as to give effect as nearly as possible to the intent manifested by such section, condition, covenant or restriction.
15.4.This Agreement shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by merger, amalgamation or operation of law) and shall inure to the benefit of the Indemnitee and the Indemnitee’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.
15.5.This Agreement, together with any documents referred to herein, contains the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes and replaces any prior indemnification arrangement between the Company and the Indemnitee, and any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Agreement on the basis of any representation that is not expressly incorporated in this Agreement. Without limiting the generality of the foregoing, neither Party shall have any remedy in respect of any untrue statement made to such Party upon which such Party may have relied in entering into this Agreement, and a Party’s only remedy is for breach of contract. However, nothing in this Agreement purports to exclude liability for any fraudulent statement or act.
15.6.No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Indemnitee and by a duly authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Indemnitee or a duly authorized officer of the Company, as the case may be.

15.7.The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, by law or otherwise) of the amounts otherwise indemnifiable hereunder.
15.8.In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring action to enforce such rights.
15.9.Indemnitee agrees and acknowledges that, in consideration of such agreements and covenants of Company contained herein, the Prior Agreement is hereby superseded in its entirety by this Agreement, and Indemnitee agrees to waive any and all such rights under the Prior Agreement; provided that, for purposes of this Agreement, all references to the Indemnitee serving as a director or officer of the Company shall be deemed to include the Indemnitee serving as a director or officer of Gates Industrial Corporation plc (“Gates plc”) prior to the date hereof. For the avoidance of doubt, the Indemnitee shall be deemed to have Corporate Status by virtue of serving as a director or officer of Gates plc prior to the date hereof and all references to Corporate Status hereunder shall be construed accordingly, including (without limitation) all obligations of the Company to indemnify or advance expenses to the Indemnitee.
16.NOTICES
Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, national overnight courier, electronic mail or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this section). Any notice sent by (i) post as provided in this section shall be deemed to have been served five Business Days after dispatch, (ii) national overnight courier as provided in this section shall be deemed to have been served on the next Business Day following dispatch, and (iii) or electronic mail as provided in this section shall be deemed to have been served at the time of dispatch, and in proving the service of the same it will be sufficient to prove in the case of a letter or overnight courier package, that it was properly stamped, addressed and placed in the post or delivered to such courier service, as applicable; and in the case of an electronic mail that such electronic mail was duly dispatched to a current electronic mail address, as applicable, of the addressee. Notice delivered by hand will be deemed duly given upon delivery.
COMPANY
Gates Industrial Corporation Ltd.
1144 Fifteenth Street, Suite 1400
Denver, Colorado 80202
Attention: [Chief Legal Officer][Head of HR]
Email: [●][●]

INDEMNITEE

[NAME]
Email: [●]
17.HEADINGS
The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
18.COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of .PDF (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.
19.GOVERNING LAW
The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda. The parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any Agreement Proceedings and waive any objection to Agreement Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Agreement Proceedings have been brought in an inconvenient forum.
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AGREED by the Parties through their authorized signatories on the date first above written:
GATES INDUSTRIAL CORPORATION LTD.
By:
Name: [●]
Title: [●]
INDEMNITEE
By:
[DIRECTOR/OFFICER NAME]